SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

LOAN LAPSE PROTECTION RIDER

This rider is part of the Certificate to which it attaches and is effective as of the Certificate Date, unless another date is specified in Section 1 of the Certificate.  It is part of, and subject to, the other terms and conditions of the Certificate.  If the terms of this rider and the Certificate conflict, this rider’s provisions will control.

Lapse Protection
This rider, when it operates as described below, prevents the Certificate from terminating for Insufficient Value on and after the Rider Exercise Date.

Rider Exercise Date
The Rider Exercise Date is the Processing Date on or next following the earliest date by which all of the following have occurred:

1.	the Insured is Attained Age 75 or older;
2.	the Certificate has been in force at least 15 Certificate Years;
3.	the outstanding Certificate Debt is greater than the Specified Face Amount;
4.	the outstanding Certificate Debt equals or exceeds 96% of the Account Value;
5.	not more than 30% of the Certificate Debt has been a result of loan activity in the 36 months immediately preceding the Rider Exercise Date;
6.	the sum of Withdrawals made equals the sum of Premiums paid; and
7.	We have received your request to exercise this Rider.

On the Rider Exercise Date, the administrative charge described below will be deducted, the Certificate changes described below will occur, and the Certificate will never terminate for Insufficient Value.

Administrative Charge
On the Rider Exercise Date, a charge equal to the excess of 99.5% of the Account Value over the Certificate Debt will be deducted from the Account Value.

Certificate Changes on the Rider Exercise Date
On the Rider Exercise Date, after deduction of the Administrative Charge:

1.	The Account Value in the Variable Sub-Accounts will be irrevocably transferred to the Fixed Account;
2.	The Death Benefit will be changed to equal 105% of the Account Value;
3.	Monthly Deductions will cease;
4.	No further Premium payments will be accepted;
5.	Specified Face Amount and Supplemental Insurance Amount increases and decreases will no longer be permitted; and
6.	Supplemental benefit riders (other than the Accelerated Benefit Rider) attached to the Certificate will terminate.

Termination
This rider will terminate on the earlier of:

1.	The date the Certificate is surrendered for its Cash Surrender Value; or
2.	The date, prior to the Rider Exercise Date, that we receive a written request from you to terminate this Rider.
[Missing Graphic Reference]
[Robert C. Salipante], [President]

        MVUL-LLPR-2007-GC NY~~GC~~